Exhibit 99.1

Ellington Residential Mortgage REIT Reports First Quarter 2016 Results
OLD GREENWICH, Connecticut—May 3, 2016
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended March 31, 2016.
Summary of Financial Results

•	Net loss for the quarter was $(0.2) million, or $(0.03) per share, as compared to net income of $1.0 million, or $0.11 per share, in the fourth quarter of 2015.

•
Core Earnings[1] for the quarter was $4.9 million, or $0.53 per share, as compared to $4.5 million, or $0.49 per share, in the fourth quarter of 2015. Excluding "Catch-up Premium Amortization Adjustment," Core Earnings for the first quarter was $4.6 million, or $0.50 per share, as compared to $5.6 million, or $0.61 per share, in the fourth quarter of 2015.

•	Book value decreased to $15.39 per share as of March 31, 2016 from $15.86 per share as of December 31, 2015, after giving effect to a first quarter dividend of $0.45 per share.

•
Net interest margin was 1.92%, as compared to 1.67% for the fourth quarter of 2015. Excluding Catch-up Premium Amortization Adjustment, net interest margin was 1.83% for the first quarter of 2016 as compared to 2.01% for the fourth quarter of 2015.

•	Weighted average prepayment speed for fixed rate Agency specified pools was 7.1% CPR for the quarter, as compared to 6.5% in the fourth quarter of 2015[2].

•	Dividend yield of 14.7% based on May 2, 2016 closing stock price of $12.25.

•
Debt-to-equity ratio was 8.1:1 as of March 31, 2016, as compared to 8.4:1 as of December 31, 2015. Adjusted for unsettled purchases and sales, the debt-to-equity ratio was 7.7:1 and 8.1:1 as of March 31, 2016 and December 31, 2015, respectively.

First Quarter 2016 Results
"For the first quarter of 2016, EARN had a net loss of $(0.03) per share and Core Earnings excluding Catch-up Premium Amortization Adjustment of $0.50 per share. During the first quarter, RMBS generally underperformed interest rate swaps and U.S. Treasuries, but pay-ups on Agency specified pools increased as interest rates fell and market perception of prepayment risk rose. The steep decline in interest rates coupled with the further tightening of interest swap spreads resulted in net losses on our interest rate hedges, offsetting net gains on our Agency RMBS," said Laurence Penn, Chief Executive Officer and President.
"In light of current market dynamics, including the recent run-up in the corporate credit markets, we believe that the Agency RMBS market stands out as a highly liquid market that offers spreads that still look attractive by historical standards. While prepayment risk remains heightened, our view is that strong analytics can correctly price that risk, especially as it varies by loan characteristics and by servicer. Changes in industry technology will continue to greatly influence prepayment behavior, with mortgages originated by newer, non-bank lenders continuing to prepay much faster than those originated by traditional bank lenders. We believe that our research-driven approach to prepayment risk and relative value is the best way to capitalize on the opportunities in the Agency RMBS markets. At the same time, we continue to actively hedge our portfolio against the risk of rising interest rates.
"During the first quarter, we turned over approximately 48% of our Agency RMBS portfolio. Through active trading, we believe that we can continually enhance the composition of our portfolio. Our non-Agency RMBS strategy, while currently small, contributed nicely to our results for the quarter as the overall portfolio produced strong carry and appreciated in value; we continue to consider increasing our allocation to non-Agency RMBS should more attractive entry points arise.
"In the early part of the quarter, we repurchased a modest amount of shares when our stock price declined relative to our book value. We would expect to continue to repurchase shares on an opportunistic but measured basis."
As of March 31, 2016, our mortgage-backed securities portfolio consisted of $1.024 billion of fixed rate Agency "specified pools," $37.1 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $77.5 million of Agency reverse mortgage pools, $6.9 million of Agency interest only securities, or "Agency IOs," and $27.6 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. During the quarter, we modestly decreased our holdings of fixed rate pass throughs and we slightly increased our holdings of reverse mortgage pools. Overall, the size of our RMBS portfolio declined to $1.174 billion as of March 31,

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
2 Prior period calculation methodology has been conformed to current period calculation methodology.

2016, from $1.242 billion as of December 31, 2015. In addition, separate and apart from the short TBA portfolio that we hold for hedging purposes, we held $76.9 million in notional amount of long TBA positions for investment purposes at March 31, 2016, as compared to $83.7 million at December 31, 2015. For financial reporting purposes, TBAs are considered derivative instruments.
Volatility was extremely high during the first quarter. In the first half of the quarter, credit-related fears stemming from depressed energy prices deepened, and caused a flight to quality that spilled over to many other sectors. The equity market sell-off in the early part of the quarter was one of the worst starts to a year on record, with the S&P 500 plummeting 9% year-to-date through January 20th. Credit spreads widened dramatically across most credit-sensitive fixed income sectors, including new issue CMBS, newer vintage CLOs, and high-yield corporate bonds, especially in sectors with direct or indirect exposure to energy prices.
Towards the middle of the quarter, energy prices stabilized, and what seemed to begin as a relief rally in the equity and credit-sensitive markets turned into an outright whipsaw. Market participants became emboldened to add risk as they increasingly became convinced that, in light of the steep market declines and renewed concerns of a global economic slowdown, the Federal Reserve would significantly delay the interest rate hikes that it had previously signaled. On March 10, 2016, the European Central Bank, or "ECB," announced in a surprise move that it would begin buying investment grade corporate bonds to help combat weak growth and deflation; this raised expectations of a liquidity squeeze and much tighter yield spreads in the European corporate bond markets. On March 16th, the predictions of a dovish Federal Reserve reaction to the turbulent market conditions were confirmed, as Federal Reserve officials both refrained from raising rates and scaled back their predictions of interest rate hikes over the remainder of the year. The late February and March rally in most energy markets, equity markets, and credit-sensitive fixed income markets was strong, with many markets not only retracing their declines from earlier in the quarter, but ending the quarter at higher levels than where they had begun.
Interest rates fell sharply in the first half of the quarter in response to the flight to quality, but only rebounded slightly for the remainder of the quarter in light of the dovish signals and actions by central banks. Over the course of the entire quarter, the 10-year U.S. Treasury yield fell 50 basis points to end at 1.77%, and the 2-year U.S. Treasury yield fell 33 basis points to end at 0.72%. The average rate for a fixed rate 30-year conventional mortgage also decreased over the course of the first quarter, falling 30 basis points to end the quarter at 3.71%.
Yield spreads on Agency RMBS widened during the first quarter, as the declines in yields on Agency RMBS could not keep pace with the declines in yields on either interest rate swaps or U.S. Treasury securities. The 10-year interest rate swap spread became more negative, tightening 5 basis points to end the quarter at -13 basis points. Since the majority of our interest rate hedging portfolio is comprised of interest rate swaps, this negatively impacted our results for the quarter. While pay-ups on specified pools did increase as prepayment protection became more valuable in light of lower interest rates, the increase in pay-ups was not enough to compensate for the effects of yield spread widening.
Specifically, for the quarter ended March 31, 2016, we had total net realized and unrealized gains of $13.7 million, or $1.50 per share, on our aggregate Agency RMBS portfolio, while we had total net realized and unrealized losses of $20.4 million, or $2.24 per share, on our interest rate hedging portfolio, including U.S. Treasury securities. Over the course of the first quarter, average pay-ups on our specified pools increased to 0.88% as of March 31, 2016, from 0.73% as of December 31, 2015. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the first quarter, we continued to use short positions in TBAs to hedge interest rate risk, and these positions generated net losses. However, TBAs underperformed specified pools during the quarter, and because we hold a net short position in TBAs, this underperformance benefited our results for the quarter. We actively traded our Agency RMBS portfolio during the quarter in order to take advantage of volatility and to harvest modest gains. Our portfolio turnover for the quarter was 48% (as measured by sales and excluding paydowns), and we captured net realized gains of $4.0 million, excluding hedges.
During the first quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of March 31, 2016, the weighted average coupon on our fixed rate specified pools was 4.0%, unchanged from December 31, 2015. We slightly increased our holdings of reverse mortgage pools following their significant yield spread widening at the end of 2015. Yield spreads for reverse mortgage pools subsequently tightened somewhat toward the end of the first quarter, and we believe there is potential for additional meaningful yield spread tightening in this sector as recently enacted regulatory changes, designed to protect reverse mortgage borrowers, could have the effect of reducing prepayment speeds. Our Agency RMBS portfolio also continues to include a small allocation to Agency ARMs and Agency IOs. We believe that there remains a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our Agency RMBS portfolio using a variety of tools, including TBAs.

We expect to continue to target specified pools that, taking into account their particular composition and based on our prepayment projections: (1) should generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) should have less prepayment sensitivity to government policy shocks, and/or (3) should create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, proprietary prepayment models, and extensive databases remain essential tools in our implementation of this strategy.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of March 31, 2016, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 5.6% as compared to 4.1%, as of December 31, 2015. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 7.3% and 6.2% as of March 31, 2016 and December 31, 2015, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
We believe that with the drop in interest rates, prepayment concerns should continue to benefit the relative performance of specified pools, and could create opportunities in the IO markets. We believe that our adaptive and active style of portfolio management is well suited to the current MBS market environment, which continues to be shaped by shifting central bank policies, regulatory changes, and developing technologies.
The non-Agency RMBS market followed a similar path to that of most other credit-sensitive fixed income sectors, in that yield spreads widened significantly in the early part of the quarter, and then abruptly reversed course and tightened significantly in the latter part of the quarter; however non-Agency RMBS yield spreads ended the quarter noticeably wider than where they had begun. Nevertheless, the non-Agency RMBS sector performed better over the course of the quarter in comparison to many other structured product sectors, such as CMBS, in large part because the fundamentals underlying non-Agency RMBS, led by a stable housing market, continue to be strong. During the quarter, our non-Agency RMBS generated a positive return. Included in the quarter's return were strong carry and appreciation from our held positions. On a quarter-over-quarter basis, our non-Agency RMBS portfolio declined in size slightly. As of March 31, 2016, our investment in non-Agency RMBS was $27.6 million as compared to $31.4 million as of December 31, 2015.
For the quarter ended March 31, 2016, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 3.13%, while our average cost of funds including interest rate swaps and U.S. Treasuries was 1.21%, resulting in a net interest margin for the quarter of 1.92%. In comparison, for the quarter ended December 31, 2015, the annualized weighted average yield of our Agency and non-Agency RMBS was 2.84%, while the average cost of funds including interest rate swaps and U.S. Treasuries was 1.17%, resulting in a net interest margin of 1.67%. Our interest income is subject to fluctuations based on adjustments to premium amortization as a result of changes in prepayments of our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). We refer to this adjustment as a "Catch-up Premium Amortization Adjustment." The amount of this adjustment can vary significantly from quarter to quarter. During the first quarter, we had a positive Catch-up Premium Amortization Adjustment in the amount of approximately $0.3 million, which increased our net interest income. Excluding the Catch-up Premium Amortization Adjustment, our weighted average yield on our portfolio was 3.04% and our net interest margin was 1.83%. During the quarter ended December 31, 2015, the Catch-up Premium Amortization Adjustment decreased interest income by approximately $1.1 million. Excluding this Catch-up Premium Amortization Adjustment, the weighted average yield on our portfolio for the quarter ended December 31, 2015 would have been 3.18% and our net interest margin would have been 2.01%.
On a quarter-over-quarter basis our annualized cost of funds, including interest rate swaps and short positions in U.S. Treasury securities, increased to 1.21% from 1.17%. This increase was primarily related to an increase in our cost of repo, which represents the largest component of our cost of funds. Coming into 2016, market expectations of rising interest rates put upward pressure on repo costs. In addition, the FHFA's January 2016 decision to proceed with its ban of captive insurance company memberships in the Federal Home Loan Bank System, or "FHLB," has forced member companies to find alternative financing and likely has also put additional upward pressure on repo rates for Agency RMBS. Notwithstanding the resulting upward pressure on rates, so far it appears that the increased demand for repo has been readily met by repo lenders. Following year end we generally sought to lengthen the term of our repo borrowings. While our repo costs increased during the first quarter, the increase was partially offset by a decrease in our interest rate swap costs. Given that our Agency RMBS portfolio had declined in size and shortened in duration in the first quarter as compared to the fourth quarter, we were able to reduce both the notional size and weighted average remaining maturity of our interest rate swap portfolio in the first quarter, thereby leading to a decline in this component of our cost of funds.
After giving effect to a first quarter dividend of $0.45 per share, our book value per share was $15.39 as of March 31, 2016, a 3.0% decrease from our book value per share as of December 31, 2015 of $15.86, and we had an economic return of (0.13)%. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended March 31, 2016, Core Earnings was $4.9 million, or $0.53 per share, as compared to $4.5 million, or $0.49 per share for the quarter ended December 31, 2015. Core Earnings is a non-GAAP financial measure. The increase in our Core Earnings quarter over quarter was primarily the result of the quarter-over-quarter change in the Catch-up Premium Amortization Adjustment. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, and Core Earnings excluding Catch-up Premium Amortization Adjustment.
Securities Portfolio
The following table summarizes our portfolio of securities as of March 31, 2016 and December 31, 2015:

	March 31, 2016					December 31, 2015
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$143,705	$152,536	$106.15	$150,945	$105.04	$162,546	$170,261	$104.75	$170,385	$104.82
20-year fixed rate mortgages	17,991	19,488	108.32	19,226	106.86	18,477	19,830	107.32	19,754	106.91
30-year fixed rate mortgages	788,135	852,326	108.14	840,998	106.71	842,524	900,794	106.92	896,356	106.39
ARMs	35,122	37,133	105.73	37,232	106.01	36,433	38,530	105.76	38,629	106.03
Reverse mortgages	70,867	77,548	109.43	77,179	108.91	68,690	73,692	107.28	75,205	109.48
Total Agency RMBS	1,055,820	1,139,031	107.88	1,125,580	106.61	1,128,670	1,203,107	106.60	1,200,329	106.35
Non-Agency RMBS	42,649	27,631	64.79	26,175	61.37	48,408	31,401	64.87	30,395	62.79
Total RMBS(2)	1,098,469	1,166,662	106.21	1,151,755	104.85	1,177,078	1,234,508	104.88	1,230,724	104.56
Agency IOs	n/a	6,931	n/a	8,660	n/a	n/a	7,758	n/a	8,491	n/a
Total mortgage-backed securities		1,173,593		1,160,415			1,242,266		1,239,215
U.S. Treasury securities sold short	(68,781)	(69,607)	101.20	(68,669)	99.84	(79,550)	(78,447)	98.61	(79,003)	99.31
Reverse repurchase agreements	69,575	69,575	100.00	69,575	100.00	78,632	78,632	100.00	78,632	100.00
Total		$1,173,561		$1,161,321			$1,242,451		$1,238,844

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.225 billion and $1.307 billion for the three month periods ended March 31, 2016 and December 31, 2015, respectively.

Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$365	$115
TBA securities sale contracts	—	302
Fixed payer interest rate swaps	4	891
Fixed receiver interest rate swaps	1,265	857
Futures	1	18
Total financial derivatives–assets, at fair value	1,635	2,183
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	—	(49)
TBA securities sale contracts	(1,157)	(315)
Fixed payer interest rate swaps	(17,122)	(4,361)
Futures	(5)	—
Total financial derivatives–liabilities, at fair value	(18,284)	(4,725)
Total	$(16,649)	$(2,542)
Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of March 31, 2016 and December 31, 2015:

	March 31, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(79)	0.80%	0.62%	0.52
2017	74,750	(546)	1.21	0.63	1.34
2018	71,529	(559)	1.11	0.62	2.03
2020	107,461	(2,371)	1.50	0.62	4.08
2021	10,400	1	1.15	0.62	4.87
2022	19,444	(587)	1.76	0.62	6.26
2023	131,400	(7,080)	2.10	0.63	7.14
2024	9,200	(428)	1.99	0.61	8.01
2025	34,022	(1,503)	2.05	0.62	8.86
2043	19,047	(3,966)	3.02	0.62	27.14
Total	$525,253	$(17,118)	1.59%	0.62%	5.16

	December 31, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(83)	0.80%	0.39%	0.77
2017	74,750	(445)	1.21	0.41	1.59
2018	71,529	80	1.11	0.34	2.28
2020	119,893	220	1.51	0.33	4.36
2022	19,444	86	1.76	0.34	6.51
2023	131,400	(1,367)	2.10	0.38	7.39
2024	9,200	11	1.99	0.32	8.26
2025	58,560	(5)	2.06	0.33	9.32
2043	21,067	(1,967)	3.03	0.36	27.39
Total	$553,843	$(3,470)	1.63%	0.36%	5.67
The following tables provide details about our fixed receiver interest rate swaps as of March 31, 2016 and December 31, 2015:

	March 31, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$1,255	0.62%	3.00%	9.30
2026	3,000	10	0.63%	1.68%	10.01
Total	$12,700	$1,265	0.62%	2.69%	9.46

	December 31, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$857	0.32%	3.00%	9.55
Total	$9,700	$857	0.32%	3.00%	9.55
Eurodollar Futures
The following table provides information about our short positions in Eurodollar futures as of March 31, 2016 and December 31, 2015:

	March 31, 2016
Remaining Maturity	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
2016	$(9,000)	$1	5.66
2017	(9,000)	(5)	14.76
Total	$(18,000)	$(4)	10.21

	December 31, 2015
Remaining Maturity	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
2016	$(12,000)	$10	7.13
2017	(9,000)	8	17.79
Total	$(21,000)	$18	11.70
TBAs
The following table provides information about our TBAs as of March 31, 2016 and December 31, 2015:

	March 31, 2016				December 31, 2015
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$76,904	$79,928	$80,293	$365	$60,291	$61,638	$61,753	$115
Liabilities	—	—	—	—	23,418	24,208	24,159	(49)
	76,904	79,928	80,293	365	83,709	85,846	85,912	66
Sale contracts:
Assets	—	—	—	—	(170,800)	(181,476)	(181,174)	302
Liabilities	(311,246)	(332,743)	(333,900)	(1,157)	(252,746)	(268,973)	(269,288)	(315)
	(311,246)	(332,743)	(333,900)	(1,157)	(423,546)	(450,449)	(450,462)	(13)
Total TBA securities, net	$(234,342)	$(252,815)	$(253,607)	$(792)	$(339,837)	$(364,603)	$(364,550)	$53

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three month periods ended March 31, 2016 and December 31, 2015:

	Three Month Period Ended March 31, 2016
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(672)	$(1,226)	$(1,898)	$(726)	$(12,543)	$(13,269)
TBAs		(2,099)	(2,099)		(844)	(844)
Futures		1	1		(22)	(22)
Total	$(672)	$(3,324)	$(3,996)	$(726)	$(13,409)	$(14,135)

	Three Month Period Ended December 31, 2015
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(3,128)	$(4,023)	$(7,151)	$1,298	$10,725	$12,023
TBAs		(430)	(430)		637	637
Futures		(14)	(14)		18	18
Total	$(3,128)	$(4,467)	$(7,595)	$1,298	$11,380	$12,678
Interest Rate Sensitivity
The following table summarizes, as of March 31, 2016, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$175	$(277)
Agency RMBS - Fixed Pools and IOs	13,296	(19,127)
TBAs	(1,381)	3,252
Non-Agency RMBS	191	(185)
Interest Rate Swaps	(12,556)	11,986
U.S. Treasury Securities	(1,515)	1,478
Eurodollar Futures	(22)	22
Repurchase and Reverse Repurchase Agreements	(650)	650
Total	$(2,462)	$(2,201)

(1)
Based on the market environment as of March 31, 2016. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of March 31, 2016 and December 31, 2015:

	March 31, 2016			December 31, 2015
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$537,508	0.63%	15	$666,124	0.52%	14
31-60 days	268,670	0.67	43	336,350	0.53	45
61-90 days	292,395	0.71	74	89,142	0.70	74
91-120 days	—	—	—	131,103	0.53	106
151-180 days	35,268	0.82	167	—	—	—
Total	$1,133,841	0.66%	42	$1,222,719	0.54%	37

As of March 31, 2016, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with twelve counterparties as of March 31, 2016. The above figures are as of the respective quarter ends; over the course of the quarters ended March 31, 2016 and December 31, 2015 our average cost of repo was 0.62% and 0.50%, respectively.
During the early part of the first quarter, repo borrowing rates generally trended higher across maturities. While the repo market has remained liquid, widening asset spreads and constrained lender balance sheets have put upward pressure on the cost of repo. Also likely adding upward pressure to repo rates was the FHFA's decision to proceed with its ban of captive insurance company memberships in the FHLB, forcing many of the current member companies to find alternative financing. However, in the latter part of the first quarter, and following the Federal Reserve's toned down stance on its likely pace of future interest rate increases, repo rates declined slightly.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended March 31, 2016, our expense ratio, defined as management fees and operating expenses as a percentage of average shareholders' equity, was 3.8% on an annualized basis as compared to 3.2% for the quarter ended December 31, 2015. Because certain of our expenses are incurred in the early part of each year, our annualized expense ratio increased on a quarter-over-quarter basis. Also contributing to the increase in our annualized expense ratio in the first quarter of 2016 was the decline in our shareholders' equity as of March 31, 2016 as compared to December 31, 2015.
Dividends
On March 8, 2016, our Board of Trustees declared a first quarter dividend of $0.45 per share, or $4.1 million, which was paid on April 25, 2016 to shareholders of record on March 31, 2016.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. During the quarter ended March 31, 2016, we repurchased 17,920 common shares at an average price per share of $10.94 for an aggregate cost of approximately $0.2 million.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and losses on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings excluding Catch-up Premium Amortization Adjustment consists of Core Earnings but excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are supplemental non-GAAP financial measures. We believe that Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended March 31, 2016 and December 31, 2015, our Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended March 31, 2016	Three Month Period Ended December 31, 2015
Net Income (Loss)	$(239)	$980
Less:
Net realized gains (losses) on securities	3,010	817
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(3,324)	(4,467)
Change in net unrealized gains (losses) on securities	8,633	(11,230)
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	(13,409)	11,380
Subtotal	(5,090)	(3,500)
Core Earnings	$4,851	$4,480
Catch-up Premium Amortization Adjustment	258	(1,087)
Core Earnings excluding Catch-up Premium Amortization Adjustment	$4,593	$5,567
Weighted Average Shares Outstanding	9,121,198	9,135,219
Core Earnings Per Share	$0.53	$0.49
Core Earnings Per Share excluding Catch-up Premium Amortization Adjustment	$0.50	$0.61

(1)
For the three month period ended March 31, 2016, represents Net realized gains (losses) on financial derivatives of $(3,996) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(672). For the three month period ended December 31, 2015, represents Net realized gains (losses) on financial derivatives of $(7,595) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(3,128).

(2)
For the three month period ended March 31, 2016, represents Change in net unrealized gains (losses) on financial derivatives of $(14,135) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(726). For the three month period ended December 31, 2015, represents Change in net unrealized gains (losses) on financial derivatives of $12,678 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1,298.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, May 4, 2016, to discuss our financial results for the quarter ended March 31, 2016 To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 92448556. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, May 4, 2016, at approximately 2:00 p.m. Eastern Time through Wednesday, May 11, 2016 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 92448556. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 10, 2016 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
	March 31, 2016	December 31, 2015
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$9,651	$9,315
Interest expense	(2,051)	(1,816)
Total net interest income	7,600	7,499
EXPENSES
Management fees	528	545
Professional fees	218	152
Compensation expense	151	87
Other operating expenses	454	405
Total expenses	1,351	1,189
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	3,010	817
Net realized gains (losses) on financial derivatives	(3,996)	(7,595)
Change in net unrealized gains (losses) on securities	8,633	(11,230)
Change in net unrealized gains (losses) on financial derivatives	(14,135)	12,678
Total other income (loss)	(6,488)	(5,330)
NET INCOME (LOSS)	$(239)	$980
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.03)	$0.11
WEIGHTED AVERAGE SHARES OUTSTANDING	9,121,198	9,135,219
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.45	$0.45

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	March 31, 2016	December 31, 2015(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$41,242	$40,166
Mortgage-backed securities, at fair value	1,173,593	1,242,266
Due from brokers	30,206	33,297
Financial derivatives–assets, at fair value	1,635	2,183
Reverse repurchase agreements	69,575	78,632
Receivable for securities sold	64,243	155,526
Interest receivable	4,092	4,325
Other assets	523	289
Total Assets	$1,385,109	$1,556,684
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,133,841	$1,222,719
Payable for securities purchased	16,433	98,949
Due to brokers	127	439
Financial derivatives–liabilities, at fair value	18,284	4,725
U.S. Treasury securities sold short, at fair value	69,607	78,447
Dividend payable	4,103	4,111
Accrued expenses	447	533
Management fee payable	528	545
Interest payable	1,382	1,361
Total Liabilities	1,244,752	1,411,829
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,117,183 and 9,135,103 shares issued and outstanding, respectively)	92	92
Additional paid-in-capital	180,871	181,027
Accumulated deficit	(40,606)	(36,264)
Total Shareholders' Equity	140,357	144,855
Total Liabilities and Shareholders' Equity	$1,385,109	$1,556,684
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$15.39	$15.86

(1)	Derived from audited financial statements as of December 31, 2015.